Exhibit 4.28

This is an English translation of the original Chinese text

Hangzhou Baijia Business Management Consulting Co., Ltd.

AND

BEST Store Network (Hangzhou) Co., Ltd.

EXCLUSIVE SERVICES AGREEMENT

December 15, 2021

EXCLUSIVE SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”) is entered into in Hangzhou, Zhejiang Province, the People’s Republic of China (the “PRC”) on December 15, 2021.

BY AND BETWEEN:

(1)

Hangzhou Baijia Business Management Consulting Co., Ltd. (“Party A”) Registered address: Room 3128, Building No. 2, 1197 Bin’an Road, Binjiang District, Hangzhou, Zhejiang Province Legal representative: Wei Chen; and

(2)

BEST Store Network (Hangzhou) Co., Ltd. (“Party B”) Registered address: 254 Weiken Avenue, Xiasha, Hangzhou Economic and Technological Development Zone, Zhejiang Province Legal representative: Shao-Ning Johnny Chou

(for the purposes of this Agreement, each a “Party”, collectively the “Parties”)

W I T N E S S E T H

WHEREAS, Party A is a limited liability company registered and lawfully existing in Hangzhou, the PRC, mainly engaged in operation of 24-hour convenience store and provision of instant goods and local services, in combination with online membership services for exploring New Retail;

WHEREAS, Party B is a wholly Hong Kong-invested enterprise registered and lawfully existing in Hangzhou, the PRC, mainly engaged in the operation of a nation-wide fast-moving consumer goods internet S2B2C distribution platform in China, provision of one-stop goods sourcing service for community retail stores, and participating in the upgrade of certain community grocery stores through the community convenience store brand “BEST-Neighbor” owned by Party B.

WHEREAS, Party A needs Party B to provide it with consultations and services relating to Party A’s Business (as defined below) and Party B agrees to provide such services to Party A.

NOW, THEREFORE, upon friendly discussions, the Parties agree as follows:

1.	DEFINITIONS
1.1.	Unless otherwise specified herein or otherwise required by the context, the following terms shall have the following meanings in this Agreement:

“Party A’s Business” means all of the business activities operated and developed by Party A now and at any time during the term hereof, including, without limitation, operation of 24-hour convenience store and provision of instant goods and local services, in combination with online membership services for exploring New Retail.

“Services” means the services to be provided by Party B on an exclusive basis to within its business scope to Party A in relation to Party A’s Business, including, without limitation:

(i)	licensing Party A to use relevant software with respect to which Party B possesses lawful rights and which is required for Party A’s Business;
(ii)	day-to-day management, maintenance and updating of hardware devices and databases;
(iii)	development, maintenance and updating of relevant application software required for Party A’s Business;
(iv)	providing technical trainings to relevant personnel of Party A;
(v)	assisting in the collection and analysis of technical data relating to Party A’s operation;
(vi)	providing business promotion services and marketing consultation services required for Party A’s Business, and
(vii)	providing other relevant consultations and services from time to time upon Party A’s request.

“Annual Business Plan” means Party A’s Business development plan and budget report for the next calendar year to be prepared by Party A with the assistance of Party B in accordance with this Agreement by November 30 of each year.

“Service Fees” means all of the fees payable by Party A to Party B under Section 3 hereof in respect of the services provided by Party B.

“Devices” means any and all devices owned or acquired from time to time by Party B and utilized for the purpose of the provision of the Services.

“Business-Related Technology” means any and all software and technologies developed by Party A on the basis of the Services provided by Party B hereunder in relation to Party A’s Business.

“Confidential Information” has the meaning ascribed to it in Section 6.1 hereof.

“Defaulting Party” has the meaning ascribed to it in Section 11.1 hereof.

“Default” has the meaning ascribed to it in Section 11.1 hereof.

“Party Rights” has the meaning ascribed to it in Section 13.5 hereof.

1.2.	In this Agreement, any reference to any laws and regulations (the “Laws”) shall be deemed to also include:

(i) a reference to such Laws as modified, amended, supplemented and/or reenacted, whether effective before or after the date hereof; and

(ii) a reference to any other decisions, circulars or rules made in accordance therewith or effective as a result thereof.

1.3.	Unless otherwise required by the context, a reference to a provision, clause, section or paragraph hereunder shall be a reference to such provision, clause, section or paragraph of this Agreement.

2.	Services
2.1.	During the term hereof, Party B shall diligently provide the Services to Party A in accordance with the requirements of Party A’s Business.
2.2.

Party B shall be equipped with all Devices and personnel reasonably required for the provision of the Services and shall, in accordance with Party A’s Annual Business Plan and Party A’s reasonable requests, procure and purchase new Devices and add additional personnel so as to meet the need for Party B to provide quality Services to Party A in accordance with this Agreement.

2.3.	For the purpose of the provision of the Services hereunder, Party B shall communicate and exchange with Party A the information pertaining to Party A’s Business.
3.	Service Fees
3.1.	In connection with the Services provided by Party B hereunder, Party A shall pay the Services Fees to Party B pursuant to the following terms:
3.1.1.	Service Fees in an amount equal to 90% of the total revenue of the current year of Party A after deduction of Party B-approved reasonable operating costs; and
3.1.2.	Service Fees to be separately determined by Party B for specific technical services provided from time to time by Party B upon Party A’s request.
3.2.

Party A shall within three months of the end of each calendar year pay in one lump sum the Service Fees determined in accordance with Section 3.1 into a bank account designated by Party B. If Party B changes its bank account, it shall notify Party A in writing seven (7) business days in advance.

3.3.

The Parties agree that as a matter of principle payment of aforesaid Service Fees should not cause difficulties to any Party’s operation of the then current year; in furtherance of the forgoing, to the extent of the implementation of said principle, Party B may either agree for Party A to postpone its payment of the Service Fees or adjust in writing the fee percentage and/or specific amounts of the Service Fees payable by Party A to Party B under Section 3.1.

3.4.	During the term hereof, Party B shall have the right to adjust at its sole discretion aforesaid Service Fees without Party A’s consent.
4.	Party A’s Obligations
4.1.

Party B’s Services hereunder shall be exclusive in nature. During the term hereof, without Party B’s prior written consent, Party A shall not enter into any agreement with any third party other than Party B’s affiliates in connection with services identical or similar to the Services of Party B or otherwise accept any such services from such third parties.

4.2.

Party A shall by November 30 of each year provide Party B with its finalized Annual Business Plan for the next year such that Party B may arrange for the corresponding Services plan and procure required software, Devices, personnel and technical services resources. If Party A needs Party B to procure additional Devices or personnel on an ad hoc basis, it shall hold consultations with Party B fifteen (15) days in advance in order for the two parties to reach agreement thereon.

4.3.	In order to facilitate Party B’s provision of the Services, Party A shall upon Party B’s request provide Party B with relevant information in a timely manner.
4.4.	Party A shall in accordance with Section 3 pay the full amount of the Service Fees to Party B in a timely manner.
4.5.	Party A shall maintain its good reputation, actively expand its business and seek the maximization of its profits.
4.6.

During the term hereof, Party A agrees to cooperate with Party B and its parent company (either direct or indirect) in the carrying out of related party transaction audits and other audits and provide Party B, its parent company or its appointed auditors with information and materials relating to Party A’s operations, businesses, customers, finances, employees and so on; and further agrees that Party B’s parent company(ies) may disclose such information and materials to satisfy regulatory requirements of the listing venue of its (their) securities.

5.	Intellectual Property
5.1.

All intellectual property, whether originally owned by Party B or obtained by it during the term hereof, including the intellectual property rights to and in the work products created during its provision of the Services, shall belong to Party B.

5.2.

Considering that the conduct of Party A’s Business is dependent upon the Services provided by Party B hereunder, Party A agrees to the following arrangement with respect to the Business-Related Technology developed by Party A on the basis of such Services:

(i)

If the Business-Related Technology is further developed and obtained by Party A under Party B’s entrustment or is obtained by Party A through joint development with Party B, then the title to such Business-Related Technology and relevant patent application rights shall be owned by Party B;

(ii)

If the Business-Related Technology is obtained by Party A through further independent development, then its title shall be owned by Party A, provided however that: (A) Party A shall timely inform Party B of the details of such Business-Related Technology and shall provide relevant information required by Party B; (B) if Party A intends to license or transfer such Business-Related Technology, Party A shall, to the extent not contrary to mandatory requirements of PRC Laws, transfer the same to Party B or grant an exclusive license to Party B on a preemptive basis, and Party B may use such Business-Related Technology within the specific scope of Party A’s transfer or license (however, Party B may decide at its discretion whether to accept such transfer or license); if and only if Party B has waived its right to preemptive purchase or exclusive license with respect to such Business-Related Technology, Party A may then transfer the title of, or license such Business-Related Technology to a third party on terms and conditions (including, without limitation, the transfer price or the royalty) no more favorable than those proposed to Party B, and shall ensure that such third party shall fully comply with and perform the obligations to be performed by Party A hereunder; and (C) except under the circumstances as described in (B), during the term hereof, Party B shall have the right to demand to purchase such Business-Related Technology; to the extent not contrary to mandatory requirements of PRC Laws, Party A shall agree to such purchase request of Party B and the purchase price shall be equal to the lowest purchase price then permissible by PRC Laws.

5.3.	In the event that Party B is granted an exclusive license under Section 5.2(ii) hereof to use the Business-Related Technology, such license shall comply with the following requirements:
(i)	The term of the license shall be no less than ten (10) years (from the effective date of the such license agreement);
(ii)	The scope of the rights granted under the license shall be defined to the maximum extent possible;
(iii)	During the term of the license and to the extent of the scope of license, no party (including Party A) other than Party B may use or license another party to use such Business-Related Technology;
(iv)

Upon expiry of the term of the license, Party B shall have the right to demand to renew the license agreement and Party A shall grant its consent, in which event the terms of such license agreement shall remain unchanged, other than those changes approved by Party B.

5.4.	Notwithstanding Section 5.2(ii), a patent application in respect of any Business-Related Technology described therein shall be dealt with as follows:
(i)	If Party A intends to file a patent application with respect to any Business-Related Technology described in Section 5.2(ii), it shall obtain prior written consent from Party B;
(ii)

If and only if Party B has waived its right to purchase the patent application right for such Business-Related Technology, Party A may then file such patent application on its own or transfer such right to a third party. In the event Party A transfers the abovementioned patent application right to a third party, it shall ensure that such third party shall fully comply with and perform the obligations to be performed by Party A hereunder; in addition, the terms on which Party A transfers such patent application right to a third party (including, without limitation, the transfer price) shall not be more favorable than those proposed by Party A to Party B under Section 5.4(iii) hereof;

(iii)

During the term hereof, Party B may at any time request Party A to file patent applications with respect to such Business-Related Technology and may decide in its discretion whether to purchase the right to such patent application. If so requested by Party B, Party A shall, to the extent not contrary to the mandatory requirements of PRC Laws, transfer such right to file patent applications to Party B at the lowest transfer price then permissible by PRC Laws; once Party B acquires the right to file patent applications with respect to such Business-Related Technology, files patent applications and is granted patents, Party B shall become the lawful owner of such patents.

5.5.

Party A warrants to Party B that it will indemnify Party B against any and all economic losses suffered by Party B as a result of Party A’s infringement of any third-party intellectual property rights (including copyrights, trademarks, patents and know-hows).

6.	Confidentiality Obligations
6.1.

Notwithstanding the termination of this Agreement, each of Party A and Party B shall maintain in strict confidence business secrets, proprietary information, customer information and any other information of a confidential nature of the other Party coming into its knowledge during the conclusion and performance of this Agreement (collectively the “Confidential Information”). Except with prior written consent from the Party disclosing such Confidential information or to the extent required to disclose to a third party by relevant laws or regulations or requirements of the listing venue of an affiliate, no Party receiving the Confidential Information shall disclose any Confidential Information to any third party; the Party receiving the Confidential Information shall not use, directly or indirectly, any Confidential Information other than for the purpose of performing this Agreement.

6.2.	The following information shall not constitute the Confidential Information:

(a) any information which, as shown by written evidence, has previously become known to the receiving Party by lawful means; or

(b) any information which enters public domain other than as a result of the receiving Party’s fault; or

(c) any information lawfully acquired by the receiving Party from another source subsequent to its receipt thereof hereunder.

6.3.

The receiving Party may disclose the Confidential Information to its relevant employees or agents to the professionals engaged by such Party, provided that such receiving Party shall ensure that such persons shall comply with relevant terms and conditions of this Agreement, and shall assume any liability arising out of any breach by such persons thereof.

6.4.	Notwithstanding any other provisions of this Agreement, the validity of this Section shall not be affected by the suspension or termination of this Agreement.
7.	Representations and Warranties by Party A

Party A hereby represents and warrants to Party B that:

7.1.

It is a limited liability company duly registered and lawfully existing under PRC Laws with independent legal personality, has full and independent legal status and capacity to execute, deliver and perform this Agreement and may sue or be sued as an independent party.

7.2.

It has full internal corporate power and authority to execute and deliver this Agreement and all other documents to be executed by it in connection with the transactions contemplated hereunder as well as full power and authority to consummate the transactions contemplated hereunder. This Agreement will be lawfully and duly executed and delivered by it, and constitutes its legal and binding obligations, enforceable against it in accordance with the terms hereof.

7.3.

It shall timely inform Party B of any circumstance which has or is likely to have a material adverse effect on Party A’s Business or operation thereof and shall use its best efforts to prevent the occurrence of such circumstance and/or the expansion of losses.

7.4.	Without Party B’s written consent, Party A will not dispose of its material assets or change its current shareholding structure in whatsoever manner.
8.	Representations and Warranties by Party B

Party B hereby represents and warrants to Party A that:

8.1.

It is a limited liability company duly registered and lawfully existing under PRC Laws with independent legal personality, has full and independent legal status and capacity to execute, deliver and perform this Agreement and may sue or be sued as an independent party.

8.2.

It has full internal corporate power and authority to execute and deliver this Agreement and all other documents to be executed by it in connection with the transactions contemplated hereunder as well as full power and authority to consummate the transactions contemplated hereunder. This Agreement will be lawfully and duly executed and delivered by it, and constitutes its legal and binding obligations, enforceable against it in accordance with the terms hereof.

9.	Term of Agreement
9.1.	This Agreement shall become effective once it is duly executed by the Parties hereto. Unless otherwise expressly stipulated herein, the term of this Agreement shall be twenty (20) years.
9.2.

Unless Party B notifies Party A at least three (3) months prior to the expiry hereof that this Agreement will not be renewed, this Agreement will automatically renew for a term of twenty (20) years upon such expiry.

9.3.

Party A shall not terminate this Agreement early during the term of this Agreement. Notwithstanding the foregoing, Party B may terminate this Agreement at any time by notifying Party A in writing thirty (30) days in advance.

9.4.

If necessary, the Parties shall each within three months prior to the expiry of their respective terms of business operations complete review, approval and registration formalities for the extension of such business terms so that the continuing validity of this Agreement shall be maintained.

9.5.	Upon termination hereof, the Parties shall continue to comply with their respective obligations under Section 6 hereof.
10.	Notice
10.1.	Any notice, request, demand and other correspondences required hereby or made hereunder shall be served on the relevant Party in writing.
10.2.	The abovementioned notice or other correspondences shall be deemed given upon transmission, if sent by fax; or upon delivery if delivered in person; or five (5) days after posting if sent by mail.
11.	Liability for Default
11.1.

The Parties agree and acknowledge that if any Party (the “Defaulting Party”) substantially breaches any provision hereof, or substantially fails to perform or delays in performing any obligations hereunder, such breach, failure or delay shall constitute a default hereunder (the “Default”) and that in such event, the non-defaulting Party shall have the right to demand the Defaulting Party to cure such Default or take remedial measures within a reasonable time limit. If the Defaulting Party fails to cure such Default or take remedial measures within such reasonable time limit or within ten (10) days after the non-defaulting Party notifies the Defaulting Party in writing and requests it to cure such Default, the non-defaulting Party shall have the right to do the following: (i) if Party A is the Defaulting Party, Party B shall have the right to elect to terminate this Agreement and demand Party A to indemnify for damages, or demand enforced performance by Party A of its obligations hereunder; (ii) if Party B is the Defaulting Party, Party A shall have the right to demand Party B to indemnify for damages, provided that, unless otherwise stipulated under the Laws, in no event may Party A terminate or rescind this Agreement.

11.2.	Notwithstanding any other provisions hereof, this Section 11 shall survive the termination of this Agreement.
12.	Force Majeure

If there occurs an earthquake, typhoon, flood, fire, war, computer virus, tool software design loophole, hacking attack of the Internet, change of policy or law or any other force majeure event which is unforeseeable or whose consequences are unpreventable or unavoidable, and a Party is directly affected thereby in its performance of this Agreement or is prevented thereby from performing this Agreement on the agreed terms, such affected or prevented Party shall immediately notify the other Party by fax of the same and shall within thirty (30) days provide an evidencing document to be issued by the notary body of the place of the force majeure event, setting forth the details of such force majeure and the reasons for such failure or delay to perform this Agreement. The Parties shall, in light of the extent of the impact of such force majeure event on the performance of this Agreement, agree on whether to waive the performance of part of this Agreement or grant postponed performance thereof. No Party shall be held liable to indemnify the other Party against its economic losses resulting from a force majeure event.

13.	Miscellaneous
13.1.	This Agreement is made in Chinese in duplicate, with each Party hereto holding one (1) original.
13.2.	The execution, effectiveness, performance, modification, interpretation and termination of this Agreement shall all be governed by the Laws of the People’s Republic of China.
13.3.

Any dispute arising under or in connection with this Agreement shall be resolved by the Parties through consultations. If the Parties fail to reach an agreement within thirty (30) days following its occurrence, be brought before the competent people’s court of Hangzhou for adjudication.

13.4.

No right, power or remedy granted to any Party by any provision of this Agreement shall preclude any other right, power or remedy such Party is entitled to in accordance with Laws or any other provisions hereof and no exercise by a Party of any of its rights, powers and remedies shall preclude its exercise of other rights, powers and remedies it is entitled to.

13.5.

No failure or delay by a Party in exercising any right, power or remedy it is entitled to under this Agreement or Laws (the “Party Rights”) shall operate as a waiver of such rights, nor shall any single or partial waiver by a Party of the Party Rights preclude any further exercise of such Party Rights or any exercise of any other Party Rights.

13.6.	The section headings herein are inserted for convenience of reference only and shall in no event be used for or affect the interpretation of the provisions hereof.
13.7.

Each provision contained herein may be segregated from and independent of any other provisions hereof, and if at any time any one or more provisions hereof become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected thereby.

13.8.	Upon its execution, this Agreement shall promptly supersede any other legal documents previously executed by the Parties with respect to the same subject matter.
13.9.	Any amendments or supplements to this Agreement must be made in writing and shall take effect only when duly executed by the Parties hereto.
13.10.

Without Party B’s prior written consent, Party A shall not transfer any of its rights and/or obligations hereunder to any third party. Party B shall have the right to transfer its rights and obligations hereunder to any third party and designate any third party to provide any or all services hereunder or perform any of Party B’s obligations hereunder.

13.11.	This Agreement shall be binding upon the lawful assignees or successors of the Parties.

13.12.	The Parties undertake to file and pay, in accordance with Laws, their respective taxes involved in the transactions hereunder.

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[Signature Page]

IN WITNESS WHEREOF, the Parties have duly executed this Amended and Restated Exclusive Services Agreement at the place and as of the date first above written.

Party A:

Hangzhou Baijia Business Management Consulting Co., Ltd.

(Seal)

Signature:	/s/ Wei Chen
Name:	Wei Chen
Title:	Legal Representative

Party B:

BEST Store Network (Hangzhou) Co., Ltd.

(Seal)

Signature:	/s/ Shao-Ning Johnny Chou
Name:	Shao-Ning Johnny Chou
Title:	Legal Representative